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                                                                    EXHIBIT 99.1

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of our financial condition and results of operations should be read in conjunction with the restated consolidated financial statements and the related notes thereto included elsewhere in this Current Report on Form 8-K. This discussion contains forward-looking statements, the accuracy of which involves risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including, but not limited to, those discussed in "Part I. Item 1. Business-Risk Factors" in the Annual Report on Form 10-K filed February 27, 2004 and elsewhere therein and in the amended Annual Report on Form 10-K/A filed on May 17, 2004. We disclaim any obligation to update information contained in any forward-looking statement. See " -- Forward Looking Statements."

    (ALL DOLLAR AMOUNTS ARE PRESENTED IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

OVERVIEW

Background

      We are a leading provider of high-speed Internet connectivity and related communications services, which we sell to businesses and consumers indirectly through Internet service providers, or ISPs, telecommunications carriers and other resellers. We also sell our services directly to business and consumer end-users through our field sales force, telephone sales, referral agents and our Web site.

      We managed the Company in 2003 in two strategic business units. Covad Strategic Partnerships, or CSP, focused on delivering services to enterprise, corporate, small business, small office/home office, or SoHo, and consumer customers primarily through wholesale relationships with large ISPs, telecommunications carriers and other large resellers. Covad Broadband Solutions, or CBS, focused on small business and SoHo markets by selling services directly to end-users as well as through independent authorized sales agents, small ISPs and resellers.

      Beginning in January 2004, we realigned our business and no longer maintain CSP and CBS as separate business units. We believe this realignment will lead to more efficient product development, sales and marketing because we will no longer have two separate groups providing these functions. In connection with this realignment, David McMorrow, previously our Senior Vice President, Corporate Development, was appointed Executive Vice President, Sales, Andy Lockwood, previously our Executive Vice President and General Manager for CSP, was appointed Executive Vice President, Market Development and Patrick Bennett, previously our Executive Vice President and General Manager for CBS, was appointed Executive Vice President and will oversee our product development and management, including our deployment of voice over Internet Protocol.

      Since our inception, we have generated significant net and operating losses and we continue to experience negative operating cash flow. We currently have a plan in place that we believe will ultimately allow us to achieve positive cash flows from our operating activities in mid-2004. Our cash reserves are limited and our plan is based on assumptions that we believe are reasonable, but some of which are out of our control. If actual events differ from our assumptions, we may need to raise additional capital on terms that are less favorable than we desire.

Triennial Review

      The FCC's decision in the Triennial Review is described in this Annual Report in Item 1, Business - Recent Developments. As a result of this ruling, in October of 2004 the traditional telephone companies will no longer be required by law to provide us with line-shared telephone lines under Section 251 of the 1996 Telecommunications Act, although existing customers as of October 2, 2003 are grandfathered at current rates, terms and conditions. Consequently, our future ability to offer stand alone Internet access

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over a telephone line that is being used by a traditional telephone company to provide voice service, which is the primary service that we and our resellers have historically used to provide services to consumers, will depend on whether we are able to enter into new agreements with the traditional telephone companies to share access to the high frequency portion of their telephone lines on terms that are acceptable to us, or whether we are able to obtain favorable regulatory rulings.

      Pursuant to the Triennial Review, companies that compete with the traditional telephone companies will continue to have the ability to access the local telephone networks to provide bundled voice and data services, so long as these arrangements are deemed appropriate by the state public utility commissions, subject to federal guidelines. This situation affords us the opportunity to continue to partner with voice providers, such as AT&T, to provide our data services in line-splitting relationships.

      Investors should review the above-referenced discussion of the Triennial Review carefully to understand other potentially significant effects that this ruling will have on our ability to continue to engage in our business as we have in the past, as the FCC's ruling creates a number of other uncertainties, challenges and opportunities for us. The final effect of many of these components of the FCC's ruling will be subject to the reactions of the various participants in the telecommunications industry, and many of these components are, or likely will be, the subject of litigation that could influence their ultimate impact. As such, it is very difficult for us to predict with a high level of certainty the final effects of the Triennial Review.

Our Opportunities and Challenges

      Given the highly competitive, dynamic and heavily regulated nature of our business environment, we face a complex array of factors that create challenges and opportunities for us. Key matters upon which we are focused at this time include the following:

      Achieve cash flow sufficiency. Since we exited our voluntary bankruptcy proceedings at the end of 2001, we have been able to decrease the amount of cash flow used in our operations, and concluded 2003 with working capital of approximately $46.3 million. We have a critical strategic goal of achieving cash flow sufficiency in mid-2004, and our ability to continue to pursue our business plan is dependent on our doing so. We have reduced our expenses over the past two years and continue to manage expenses closely, so our ability to attain our cash flow goal will largely depend on the rate at which we can grow our revenues.

      Manage through a transition in the delivery of broadband Internet access services to consumers. The delivery of stand-alone broadband internet access services by our ISP customers is facing intense competition, particularly from the incumbent telephone carriers, who are aggressively pricing their consumer DSL services and placing pricing pressure on us, but also from cable providers, like Comcast, Adelphia and Cox Communications, and wireless service providers. We believe these market conditions have reduced the number of orders for our services and are also causing a higher-than-historical level of churn among our ultimate end users, and we expect this situation to continue. One of our wholesale customers, AOL, has indicated it will stop taking orders for our services and is moving to a "bring your own access" model where it will refer customers to access providers like us. Anticipating these conditions, we have entered into line-splitting arrangements with voice providers, particularly AT&T, which are bundling our data services with their voice services. Our success in 2004 and beyond will be significantly dependent on whether we can achieve growth in the sales of our services under these line-splitting relationships that more than offsets the decline in sales of our stand-alone consumer-grade data services.

      Obtain acceptable line-sharing terms from the incumbent telephone companies. While we expect that the revenues we generate from line-sharing with the incumbent telephone companies will constitute a smaller portion of our business in future periods, we think this market will continue to be important to us. Our ability to remain viable in this market will depend on whether we are able to reach agreements for new customers with the telephone companies or obtain favorable regulatory rulings that will allow us to share phone lines on reasonable terms.

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      Expand and Diversify our Sources of Revenue. We are taking steps to improve our prospects for revenue growth. First, we have announced our plan to expand our network by adding 200 central office locations, which will allow us offer our services to more end-users. Second, we will continue our efforts to diversify our revenue sources by adding new resellers like Broadwing, a wholly-owned subsidiary of Corvis Corporation, and Global Crossing, that primarily resell our higher-priced business-grade services.

      New Market Opportunities. We recently announced our plan to offer voice over Internet protocol, or VoIP, services by the end of 2004. We believe that VoIP services have the potential to be a significant contributor to our revenue growth in 2005 and beyond. Therefore, we are in the process of developing this capability, and our success in providing this new service will depend on our ability to offer a service that operates as a replacement for the voice services provided by other phone companies.

Restructuring and Reorganization Activities

      On August 15, 2001, the Petition Date, we filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code to implement, the agreements we entered into with the majority holders of our then-outstanding debt securities, which we refer to as the Noteholders, and to restructure various financial obligations. The Petition was filed with the United States Bankruptcy Court for the District of Delaware. Our operating subsidiaries did not commence bankruptcy proceedings and continued to operate in the ordinary course of business. On December 13, 2001, the Bankruptcy Court entered an order confirming our First Amended Plan of Reorganization and, on December 20, 2001, the Effective Date, this Plan was consummated and we emerged from bankruptcy. However, the Bankruptcy Court still maintains jurisdiction over certain administrative matters related to the implementation of this Plan, including certain unresolved claims. Under the Plan, we extinguished approximately $1,394,020 in aggregate face amount of outstanding debt securities, in exchange for a combination of approximately $271,708 in cash and 35,292,800 of our common shares, or 15% of the reorganized company. We also recorded a gain on the extinguishment of debt in the amount of $1,033,727 in the fourth quarter of 2001.

      As part of our Chapter 11 proceeding, we signed a loan agreement and restructured our resale and marketing agreement with SBC Communications, or SBC. The agreements included four financial elements: a one-time $75,000 prepayment, collateralized by substantially all of our domestic assets, that SBC can use toward the purchase of our services during the next 10 years; a $50,000 four-year loan, collateralized by substantially all of our domestic assets; a payment to us of a $10,000 restructuring fee in exchange for eliminating SBC's revenue commitments under the original resale and marketing agreement; and the elimination of a $15,000 cooperative marketing fee owed by us to SBC under the previous resale and marketing agreement. We received these funds on December 20, 2001. Under these agreements, upon a change of control, we are required to repay any outstanding principal and interest on the loan and any unused portion of the prepayment. In addition, SBC may accelerate any unpaid portion of the prepayment and the loan in the event that we default.

      On June 25, 2001, our former subsidiary, BlueStar Communications Group, Inc., or BlueStar, made an irrevocable assignment for the benefit of its creditors, or ABC, of all its assets to an independent trustee, or Assignee, in the state of Tennessee. Immediately thereafter, the Assignee began an orderly liquidation of BlueStar that was initially expected to be completed in the fourth quarter of 2002. However, the Assignee has informed us that it is still in the process of resolving some matters among BlueStar creditors and the process may extend into the second half of 2004. An ABC under Tennessee law is a non-judicial alternative to a plan of liquidation under Chapter 7 of the United States Bankruptcy Code. As a result of the ABC, BlueStar's former assets are no longer controlled by us or BlueStar and cannot be used by either BlueStar's or our board of directors to satisfy the liabilities of BlueStar. Consequently, the liquidation of BlueStar's assets and the discharging of its liabilities are currently under the sole control of the Assignee. Therefore, due to this loss of control, we deconsolidated BlueStar effective June 25, 2001, which resulted in the recognition of a deferred gain in the amount of approximately $55,200 in our consolidated balance sheet as of December 31, 2001. Such deferred gain represented the difference between the carrying values of BlueStar's assets, aggregating approximately $7,900, and liabilities, aggregating approximately $63,100, as of June 25, 2001. During 2003 and 2002, we reduced the deferred gain by $9 and $1,228, respectively, because certain BlueStar assets were inadvertently not deconsolidated on June 25, 2001. Therefore, the

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deconsolidation of BlueStar resulted in a deferred gain balance of $53,963 and
$53,972 in our consolidated balance sheets as of December 31, 2003 and 2002, respectively. We will recognize such deferred gain as an element of other income in our consolidated statements of operations when the liquidation of BlueStar is complete and its liabilities have been discharged.

Critical Accounting Policies and Estimates

      Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. For additional information regarding our critical accounting policies, please see Note 1 to our Consolidated Financial Statements in Item 8. The application of these policies requires us to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We base our accounting estimates on historical experience and other factors that we believe to be reasonable under the circumstances. However, actual results may vary from these estimates under different assumptions or conditions. We have discussed the development and selection of critical accounting policies and estimates with our audit committee. The following is a summary of our critical accounting policies and estimates we make in preparing our consolidated financial statements:

      - We recognize revenues when persuasive evidence of an arrangement between the customer and us exists, service has been provided to the customer, the price to the customer is fixed or determinable and collectibility of the sales price is reasonably assured. We recognize up-front fees associated with service activation over the expected term of the customer relationship, which is presently estimated to be 24 months, using the straight-line method. Similarly, we treat the incremental direct costs of service activation, which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions, as deferred charges in amounts no greater than the up-front fees that are deferred, and such incremental direct costs are amortized to expense using the straight-line method over 24 months.

      - We have concentrations of credit risk with several customers, some of which were experiencing financial difficulties as of December 31, 2003 and 2002 and were not current in their payments for our services as of those dates. We classify this group of customers as financially distressed for revenue recognition purposes. Accordingly, we recognize revenues from these customers in the period in which cash is collected, but only after the collection of all previous outstanding accounts receivable balances. We record payments received from financially distressed customers during a defined period prior to their filing of petitions for bankruptcy protection in the consolidated balance sheet caption unearned revenues if our ability to retain these payments is not reasonably assured. We perform ongoing credit evaluations of our customers' financial condition and maintain an allowance for estimated credit losses. In addition, we have billing disputes with some of our customers. These disputes arise in the ordinary course of business in the telecommunications industry and their impact on our accounts receivable and revenues can be reasonably estimated based on historical experience. In addition, certain customer revenues are subject to refund if the end-user terminates service within thirty days of service activation. Accordingly, we maintain allowances, through charges to revenues, based on our estimate of the ultimate resolution of these disputes and future service cancellations, and our reported revenue in any period could be different than what is reported if we employed different assumptions in estimating the outcomes of these items. See " -- Results of Operations -- Revenues, net" for a further discussion of the impact of these billing matters on our reported revenue.

      - We state our inventories at the lower of cost or market. In assessing the ultimate recoverability of inventories, we are required to make estimates regarding future customer demand.

      - We implemented significant reorganization and restructuring plans in 2001 and 2000. We also consummated a plan of reorganization under Chapter 11 of the United States Bankruptcy Code on December 20, 2001. As of December 31, 2003, we had certain unresolved claims relating to our Chapter 11 bankruptcy proceedings that remain in dispute. Therefore, it is reasonably possible that

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            such disputed bankruptcy claims could ultimately be settled for amounts that differ from the aggregate liability for such claims reflected in our consolidated balance sheet as of December 31, 2003.

      - We record property and equipment and intangible assets at cost, subject to adjustments for impairment. We depreciate or amortize property and equipment and intangible assets using the straight-line method over their estimated useful lives, certain of which were significantly revised in 2001. In assessing the recoverability of our property and equipment and intangible assets, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates and assumptions change in the future, we may be required to record additional impairment charges relating to our property and equipment and intangible assets.

      - We are a party to a variety of legal proceedings, as either plaintiff or defendant, and are engaged in other disputes that arise in the ordinary course of business. We are required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses for certain of these matters. The determination of the liabilities to be recognized, if any, for loss contingencies is made after careful analysis of each individual situation based on the facts and circumstances. However, it is reasonably possible that the liabilities reflected in our consolidated balance sheets for loss contingencies and business disputes could change in the near term due to new facts and circumstances, the effects of which could be material to our consolidated financial position and results of operations.

      - We are currently analyzing the applicability of certain transaction-based taxes to sales of our products and services and purchases of telecommunications circuits from various carriers. This analysis includes discussions with authorities of jurisdictions in which we do business and various transaction-based tax experts to determine the extent of our transaction-based tax liabilities. We believe that these discussions will be concluded without a material adverse effect on our consolidated financial position and results of operations. In addition, we are currently analyzing the probable applicability of employment-related taxes for certain stock-based compensation provided to employees in prior periods. We believe that the analysis of the probable applicability of these taxes will be concluded without a material adverse effect to our consolidated financial position and results of operations. However, it is reasonably possible that our estimates of our transaction-based and employment-related tax liabilities could change in the near term, the effects of which could be material to our consolidated financial position and results of operations.

      - We account for income taxes using the liability method, under which deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of our assets and liabilities. We record a valuation allowance on our deferred tax assets to arrive at an amount that is more likely than not to be realized. In the future, should we determine that we are able to realize all or part of our deferred tax assets, which presently are fully reserved, an adjustment to our deferred tax assets would increase income in the period in which the determination was made.

      - We account for stock-based awards to employees using the intrinsic value method, and non-employees using the fair value method. Under the intrinsic value method, when the exercise price of our employee stock options equals or exceeds the market price of the underlying stock on the date of grant, we do not record compensation expense in our consolidated statement of operations. We use the intrinsic value method in accounting for employee stock options because the alternative fair value accounting requires us to use option valuation models that were not developed for use in valuing employee stock options. Rather, such option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because our employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimates of these valuation models, we believe such existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

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Recent Accounting Pronouncements

      On May 15, 2003, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity, such as mandatorily redeemable equity instruments. SFAS No. 150 must be applied immediately to instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003, except for mandatorily redeemable instruments of non-public companies, to which the provisions of SFAS No. 150 must be applied in fiscal periods beginning after December 15, 2003. The application of SFAS No. 150 to pre-existing instruments should be recognized as the cumulative effect of a change in accounting principle. The adoption of SFAS No. 150 had no effect on our consolidated financial statements.

      In January 2003, the FASB issued Interpretation, or FIN, No. 46, "Consolidation of Variable Interest Entities," an interpretation of Accounting Research Bulleting No. 51, "Consolidated Financial Statements." FIN 46 applies to any business enterprise that has a controlling interest, contractual relationship or other business relationship with a variable interest entity, or VIE, and establishes guidance for the consolidation of VIEs that function to support the activities of the primary beneficiary. FIN 46 was effective immediately for enterprises with VIEs created after January 31, 2003, and it will be effective March 31, 2004 for enterprises with VIEs created before February 1, 2003. We do not expect the adoption of FIN 46 to have a significant effect on our consolidated financial statements.

      On January 1, 2003, we adopted SFAS No. 146, "Accounting for Costs Associated with an Exit or Disposal Activity." SFAS No. 146 revises the accounting for exit and disposal activities under the FASB's Emerging Issues Task Force, or EITF, Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)," by extending the period in which expenses related to restructuring activities are reported. A commitment to a plan to exit an activity or dispose of long-lived assets is no longer sufficient to record a one-time charge for most restructuring activities. Instead, companies record exit or disposal costs when they are incurred and can be measured at fair value. In addition, the resultant liabilities are subsequently adjusted for changes in estimated cash flows. SFAS No. 146 was effective prospectively for exit or disposal activities initiated after December 31, 2002. Companies may not restate previously issued financial statements for the effect of the provisions of SFAS No. 146, and liabilities that a company previously recorded under EITF Issue No. 94-3 are grandfathered. The adoption of SFAS No. 146 had no effect on our consolidated financial statements.

      On January 1, 2003, we adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. SFAS No. 145, which is effective in periods beginning after May 15, 2002, requires that gains or losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria of APB Opinion No. 30. Upon adoption of SFAS No. 145 in 2003, we reclassified the gain on extinguishment of debt that we recognized in 2001, which was previously classified as an extraordinary item, as an element of other income (expense) in our 2001 consolidated statement of operations.

      On January 1, 2003, we adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The adoption of SFAS No. 143 had no effect on our consolidated financial statements.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based

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Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure provisions of SFAS No. 123 to require prominent disclosure of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported results of operations, including per share amounts, in annual and interim financial statements. The disclosure provisions of SFAS No. 148 were effective immediately upon issuance in 2002. As of December 31, 2003, we have no immediate plans to adopt the fair value method of accounting for stock-based employee compensation.

      In November 2002, the EITF reached a final consensus on Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," which is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Under EITF Issue No.00-21, revenue arrangements with multiple deliverables are required to be divided into separate units of accounting under certain circumstances. We adopted EITF Issue No. 00-21 on July 1, 2003, and such adoption did not have a material effect on our consolidated financial statements.

      In November 2002, the FASB issued FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires certain guarantees to be recorded at fair value, which is different from current practice, which is generally to record a liability only when a loss is probable and reasonably estimable. FIN No. 45 also requires a guarantor to make significant new disclosures, even when the likelihood of making any payments under the guarantee is remote. The disclosure provisions of FIN No. 45 were effective immediately upon issuance in 2002. We adopted the recognition and measurement provisions of FIN No. 45 on a prospective basis with respect to guarantees issued or modified after December 31, 2002. The adoption of the recognition and measurement provisions of FIN No. 45 had no effect on our consolidated financial statements. However, some of our contracts with our customers have provisions that would require us to indemnify them in the event that our services infringe upon a third party's intellectual property rights.

Reclassifications and Adjustments

      Certain balances in the Company's 2002 and 2001 consolidated financial statements have been reclassified to conform to the presentation in 2003.

      During the year ended December 31, 2003, a matter was identified related to prior financial reporting periods that necessitated the recording of additional expense. Such matter was related to the modification of stock options granted to certain employees in prior years. These modifications occurred upon the separation of such employees from our Company, principally during 2000. Accordingly, for the year ended December 31, 2003, we recorded additional stock-based compensation expense in the amount of $1,236 ($0.01 per share). Such amount is reflected in our sales, marketing, general and administrative expenses for the year ended December 31, 2003. We do not believe this amount is material to the periods in which it should have been recorded, nor do we believe it is material to our consolidated operating results for the year ended December 31, 2003. This adjustment is principally related to 2000, the impact of which would have been to increase sales, marketing, general and administrative expenses and net loss by $1,236 or $0.01 per share for such year. As explained below, certain other adjustments were recorded during 2002 that related to prior periods. $1,139 of such amounts pertained to 2000, the effect of which would have been to decrease the Company's 2000 net loss by $0.01 per share. The aggregate effect of the adjustments recorded during the years ended December 31, 2003 and 2002 to the previously reported results of operations for the year ended December 31, 2000 would be to increase net loss by $97, or $0.00 per share, for such year if these adjustments had been recorded in 2000.

      As part of the continuing evaluation of our network assets during the year ended December 31, 2002, certain matters were identified related to prior financial reporting periods that necessitated the recording of adjustments to certain expenses. Such matters were related principally to changes in our network configuration, which necessitated reductions of the remaining estimated useful lives of certain network equipment, the capitalization of certain network and product costs that should have been charged to operating expenses when they were incurred and various restructuring activities that resulted in the

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abandonment of certain network equipment and leasehold improvements.
Accordingly, for the year ended December 31, 2002, we recorded additional depreciation expense of $6,989, network and product costs of $2,635, loss on the disposition of property and equipment of $635 and interest expense of $51. In addition, as part of our financial statement close process for the year ended December 31, 2002, we discovered that amortization expense related to non-cash deferred stock-based compensation was overstated in prior periods by $3,213. Therefore, for the year ended December 31, 2002, we recorded reductions of network and products costs of $320 and sales, marketing, general and administrative expense of $2,893. Furthermore, as part of the review of our December 31, 2002 tax accruals, we determined that we had overstated our transaction-based tax and other tax accruals in prior periods by $4,804, which we adjusted during the three months ended December 31, 2002 through a reduction of network and product costs. The adjustment was primarily driven by various complex rules surrounding our estimated liability to the Federal Universal Service Fund, or FUSF. We do not believe any of the aforementioned amounts are material to the periods in which they should have been recorded, nor do we believe the prospective correction of such amounts during the year ended December 31, 2002 is material to our consolidated operating results for such year. The prospective correction of the aforementioned amounts relating to prior periods increased our 2002 consolidated net loss by $2,294, or $0.01 per share, and decreased our 2001 net loss by $3,433 or $0.02 per share.

RESULTS OF OPERATIONS

REVENUES, NET

      The primary component of our net revenues is earned monthly broadband subscription billings for DSL products. We also earn revenues from monthly billings for high-capacity circuits sold to our wholesale customers and to a lesser degree for dial-up services. Because we do not recognize revenue from sales to financially distressed customers until we receive payment and until our ability to keep the payment is reasonably assured, our reported revenues in each of the last three years have been impacted by whether we receive, and the timing of receipt of, payments from these customers. Our revenues also include billings for installation services and equipment, which are recognized as revenue over the expected life of the relationship with the end-user, and FUSF charges billed to our customers. Customer incentives and rebates that we offer to attract and retain customers are recorded as reductions to revenue.

      Our net revenues in 2003 increased by $5,355, or 1.4%, over 2002 and $56,255, or 16.9%, over 2001. This growth in 2003 was due to the addition of approximately 136,000 DSL end-users to our network, which led to an increase in broadband subscription billings. We expect our revenues and broadband subscription billings to continue to grow as we execute on our current sales and marketing programs. In addition, we plan to introduce new sales and marketing programs and create new services for our customers to lead to higher revenues and broadband subscription billings. The increase in our revenues and broadband subscription billings in 2003 was offset by several factors. Our high-capacity circuit revenues and billings in 2003 decreased, primarily driven by customer network configuration changes and consolidation in our customer transport circuits. We do not expect a significant increase or decrease in high-capacity circuit billings in 2004. In addition, our dial-up revenues and billings continued to decrease in 2003, primarily driven by the decrease in demand for this service. We expect that demand for this service will continue to decrease in 2004. Furthermore, revenue recognized from our financially distressed customers decreased during 2003. The amount of revenue recognized in 2002 from payments received from financially distressed customers was higher than the corresponding amount in 2003 because we received several large payments from financially distressed customers for billings that were not initially included in revenue. As a result of the reduction in billings issued to financially distressed customers in 2002 and 2003, we received fewer payments from financially distressed customers in 2003. Due to the reduction in broadband subscription billings to distressed customers, we currently do not expect that a significant amount of revenue in 2004 will come from these customers. In 2003, we also increased our customer rebates and incentives, which resulted in reductions to our revenues. We expect customer rebates and incentives to continue to be an element of our sales and marketing programs due to competitive market conditions. Revenue from installation services and equipment billings, which we recognize over the expected life of the end user, decreased in 2003, primarily driven by lower net selling prices, some of which is attributable to lower prices from our vendors and competitive pricing in the marketplace. We expect prices for these services and equipment to continue to decline in the future. FUSF charges billed to our customers, which we recognize as revenue, decreased in 2003, primarily driven by changes in the applicability of FUSF to some of our wholesale customers.

      We regularly have billing disputes with our customers. These disputes arise in the ordinary course of business in the telecommunications industry and we believe their impact on our accounts receivable and revenues can be reasonably estimated based on historical experience. In addition, certain revenues are subject to refund if the end-user terminates service within thirty days of service activation. Accordingly, we maintain allowances, through charges to revenues, based on our estimate of the ultimate resolution of these disputes and future service cancellations. These charges to revenues were $2,886, $2,322 and $11,178 during the years ended December 31, 2003, 2002 and 2001, respectively. During the years ended December 31, 2003 and 2002, respectively, we recovered $1,282 and $2,145 of accounts receivable balances previously written-off against such allowance. There were no similar recoveries of accounts receivable balances for the year ended December 31, 2001.

Segment Revenues and Significant Customers

      As stated above, beginning in January 2004 we realigned our business and no longer maintain CSP and CBS as separate business units. We presently operate two business segments. The wholesale segment, or Wholesale, focuses on delivering services to enterprise, corporate, small office/home office, or SoHo, and consumer customers primarily through wholesale relationships with large ISPs, telecommunications carriers and other types of resellers. The direct segment, or Direct, focuses on small business and SoHo markets by selling services directly to end-users, as well as through independent authorized sales agents. We believe this realignment will lead to more efficient product development, sales and marketing because we will no longer have two separate groups providing these functions. We expect most of our revenue growth in 2004 to come from our wholesale customers because we expect increased sales of business-grade services by these resellers and increased sales through line-splitting agreements with wholesale customers like AT&T.

      Our segment net revenues were as follows:

                                           YEAR ENDED DECEMBER 31,
                                ---------------------------------------------
                                    2003            2002            2001
                                -------------   -------------   -------------
Wholesale                       $     298,221   $     326,659   $     285,707
Percent of total net revenues            76.7%           85.2%           85.9%
Direct                          $      90,630   $      56,837   $      46,889
Percent of total net revenues            23.3%           14.8%           14.1%

      Our Wholesale net revenues in 2003 were lower by $28,438 when compared to 2002. The decrease in our Wholesale net revenues in 2003 was primarily attributable to increased customer incentives and rebates (which are recorded as reductions of revenues), decreased revenues from financially distressed customers, decreased revenues from high-capacity circuits and decreased FUSF charges that are billed to our customers, as described more fully above. The $33,793 increase in our Direct revenues in 2003, as compared to 2002, was primarily attributable to customers added to the network. Our Wholesale net revenues in 2002 were higher by $40,952, when compared to 2001. The increase in our Wholesale net revenues in 2002 was primarily attributable to increased revenues from financially distressed customers, offset by decreased revenues from high-capacity circuits and decreased FUSF charges. The $9,948 increase in our Direct revenues in 2002, as compared to 2001, was primarily attributable to additional customers added to the network.

      We had over 300 wholesale customers as of December 31, 2003, as compared to approximately 150 as of December 31, 2002 and 2001. The increase in 2003 from 2002 resulted primarily from the addition of smaller resellers to our wholesale segment. For the years ended December 31, 2003, 2002 and 2001, our 30 largest wholesale customers in each such year collectively comprised 93.3%, 93.3% and 88.5% of our total wholesale net revenues, respectively, and 71.6%, 79.5% and 76.0% of our total net revenues, respectively. As of December 31, 2003 and 2002, receivables from these customers collectively comprised 70.3% and 75.3%, respectively, of our gross accounts receivable balance.

      For the year ended December 31, 2003, EarthLink, Inc. and AT&T, two wholesale customers in our wholesale business segment, accounted for 21.5% and 12.5%, respectively, of our total net revenues. For the year ended December 31, 2002, these customers accounted for 20.0% and 10.4%, respectively, of our total net revenues. For the year ended December 31, 2001, these customers accounted for 17.5% and 6.4%, respectively, of our total net revenues. As of December 31, 2003, receivables from these customers comprised 20.9% and 17.1%, respectively, of our gross accounts receivable balance. As of December 31, 2002, receivables from these customers comprised 25.9% and 11.7%, respectively, of our gross accounts receivable balance. No other individual customer accounted for more than 10% of our total revenues in 2003, 2002 and 2001.

Wholesaler Financial Difficulties

      Some of our resellers are experiencing financial difficulties. During the years ended December 31, 2003, 2002 and 2001, certain of these customers either were not current in their payments for our services or were essentially current in their payments but, subsequent to the end of the reporting period, their financial condition deteriorated significantly and some of them filed for bankruptcy protection. Based on this information, we determined that the collectibility of revenues from these customers was not reasonably assured or our ability to retain some or all of the payments received from some of these customers that filed for bankruptcy protection was not reasonably assured. Accordingly, we have classified this group of customers as "financially distressed" for revenue recognition purposes. Although MCI, formerly known as WorldCom, Inc., filed for bankruptcy protection during the year ended December 31, 2002, we have not classified it as a financially distressed customer based on MCI's specific facts and circumstances in relation to the revenue recognition criteria described in Note 2 to our consolidated financial statements. Therefore, we continued to recognize revenues from MCI on an accrual basis during 2003 and 2002.

      A number of our customers are currently in bankruptcy proceedings. Revenues from these customers accounted for approximately 1.3%, 5.6% and 7.1% of our total net revenues for the years ended December 31, 2003, 2002 and 2001, respectively. As described above, although MCI filed for bankruptcy protection on July 21, 2002, we continued to recognize revenues from MCI on an accrual basis during 2003 and 2002 based on the revenue recognition criteria described in Note 2 to our consolidated financial statements. Consequently, the disclosures in the following paragraph related to financially distressed customers exclude amounts pertaining to MCI because we have not presently classified it as a financially distressed customer for revenue recognition purposes.

      During the years ended December 31, 2003, 2002 and 2001, we issued billings to our financially distressed customers aggregating $5,139, $42,881 and $74,928, respectively, that were not recognized as revenues or accounts receivable in our consolidated financial statements. However, we recognized net revenues from certain of these customers when cash was collected aggregating $4,367, $47,609 and $29,003 during the years ended December 31, 2003, 2002 and 2001, respectively. Revenues recognized during the year ended December 31, 2003 and 2002, respectively, include payments totaling $827 and $4,427, respectively, from certain bankrupt customers that we received prior to January 1, 2002 and recorded as unearned revenues in our consolidated balance sheet as of December 31, 2001 because our ability to retain these payments was not reasonably assured as of that date. However, as a result of subsequent developments in the bankruptcy proceedings of such customers, we determined that our ability to retain these payments was reasonably assured prior to December 31, 2003. Consequently, we recognized these payments as revenues during 2003 and 2002. No such payments were recognized as revenues during the year ended December 31, 2001. We had contractual receivables from our financially distressed customers totaling $1,093 and $6,031, respectively, as of December 31, 2003 and 2002 that are not reflected in our consolidated financial statements.

      We have identified certain of our customers, including MCI, who were essentially current in their payments for our services prior to December 31, 2003, or have subsequently paid all or significant portions of the respective amounts that we recorded as accounts receivable as of December 31, 2003, that we believe may have a high risk of becoming financially distressed. Revenues from these customers accounted for approximately 11.6%, 34.6% and 14.2% of our total net revenues for the years ended December 31, 2003, 2002 and 2001, respectively. As of December 31, 2003, receivables from these customers comprised 14.7% of our gross accounts receivable balance. If these customers are unable to demonstrate their ability to pay for our services in a timely manner in periods ending subsequent to December 31, 2003, revenue from such customers will only be recognized when cash is collected, as described above.

OPERATING EXPENSES

      Operating expenses include network and product costs, sales, marketing, general and administrative expenses, provision for and recoveries of bad debts, depreciation and amortization expenses, restructuring expenses, provisions for impairment of long-lived assets and litigation-related expenses.

\
    Our total operating expenses were as follows:

                                           YEAR ENDED DECEMBER 31,
                                ---------------------------------------------
                                    2003            2002            2001
                                -------------   -------------   -------------
                                 (RESTATED)
Amount                          $   503,421(1)  $     564,488   $     869,476
Percent of net revenues                 129.5%          147.2%          261.4%

------------

(1) See Note 15 of Notes to Consolidated Financial Statements.

Network and Product Costs

    Network and product costs consist primarily of the costs of provisioning and maintaining telecommunications circuits and central office space, equipment sold to our customers, and labor related expenses and other non-labor items to operate and maintain our network and related system infrastructure.

    Our network and product costs were as follows:

                                           YEAR ENDED DECEMBER 31,
                                ---------------------------------------------
                                    2003            2002            2001
                                -------------   -------------   -------------
                                 (RESTATED)
Amount                          $   288,122(1)  $     298,336   $     461,875
Percent of net revenue                   74.1%           77.8%          138.9%

------------

(1) See Note 15 of Notes to Consolidated Financial Statements.

    Our network and product costs during the year ended December 31, 2003 were lower because we managed our network capacity more efficiently and obtained lower prices for the copper loops we purchase from the traditional telephone companies. These reductions in network and product costs were partially offset by the additional network and product costs associated with the addition of subscribers to our network. In addition, during the year ended December 31, 2003, we changed our estimates of certain liabilities for transaction-based taxes and property taxes based on settlements reached with various states and local jurisdictions on our transaction-based taxes and additional compilation of data on the valuation of our taxable property and equipment. These changes in accounting estimate decreased our network and product costs by $8,439 during the year ended December 31, 2003. Also during 2003, we changed our estimates of certain liabilities for collocation and network services as a result of the resolution of various billing disputes with our vendors and on our receipt of an invoice in December 2003 from a vendor for certain services provided by such vendor primarily in 2000 and 2001, which we are currently disputing. These changes in accounting estimate increased our network and product costs by $3,414 during the year ended 2003. Network and product costs for the year ended December 31, 2003 include $6,018 of migration expenses from the Qwest customer list acquisition, $2,135 for the probable applicability of employment-related taxes related to certain stock-based compensation provided to employees in prior periods, and $4,721 from amortization of deferred variable stock-based compensation expenses related to our 2003 Employee Stock Purchase Plan. Network and product costs for the year ended December 31, 2002 include a credit of $5,550 from the settlement of certain disputed network service obligations during the year and customer acquisition costs of $3,674 associated with the acquisition of InternetConnect assets. Included in network and product costs for the year ended December 31, 2001 is a credit of $5,570 from the settlement of certain disputed collocation claims costs of approximately $34,768 from our BlueStar subsidiary, which we deconsolidated effective June 25, 2001.

    We expect network and product costs to increase in future periods as we add subscribers and services like line-splitting to our network. To offset these increased costs, we plan to continue cost-saving programs, like outsourcing portions of our customer support to India and improving the technology we use to deliver our services. We expect that network and product costs as a percentage of revenue will decline as we transition more of our customer lines to line-splitting arrangements rather than line-sharing arrangements because we generally do not pay a fee to our partners for access to the high-frequency portion of the phone line used to provide our services in our line-splitting arrangements.

      As discussed in the "Overview -- Recent Developments" and in "Part I, Item 3 Legal Proceedings", there is uncertainty concerning our ability to purchase line-shared services from the traditional telephone companies as a result of the FCC's Triennial Review decision. As a result of those legal and regulatory proceedings, it is possible that the traditional telephone companies could substantially increase the cost or reduce the availability of line-shared services, which would substantially increase our overall network cost structure and might cause us to discontinue our consumer grade services for new and existing customers.

Sales, Marketing, General and Administrative Expenses

      Sales, marketing, general and administrative expenses consist primarily of salaries and related expenses and our promotional and advertising expenses.

      Our sales, marketing, general and administrative expenses were as follows:

                                           YEAR ENDED DECEMBER 31,
                                ---------------------------------------------
                                    2003            2002            2001
                                -------------   -------------   -------------
                                 (RESTATED)
Amount                          $   140,081(1)  $     150,373   $     199,908
Percent of net revenue                   36.0%           39.2%           60.1%

------------

(1) See Note 15 of Notes to Consolidated Financial Statements.

      We reduced our sales, marketing, general and administrative workforce in all periods, which contributed to a reduction in our expenses. In addition, for the year ended December 31, 2003, we reduced our advertising expense by $19,433. The decrease in sales, marketing, general and administrative expenses for the year ended December 31, 2003 was partially offset by charges of $1,236 for additional stock-based compensation and $3,796 for the potential applicability of employment-related taxes related to certain stock-based compensation provided to employees in prior periods and $7,650 from amortization of deferred variable stock-based compensation expenses related to our 2003 Employee Stock Purchase Plan.

      The decrease in sales, marketing, general and administrative expenses for the year ended December 31, 2002 is also partially attributable to the deconsolidation of our BlueStar subsidiary, which was effective June 25, 2001. We incurred no sales, marketing, general and administrative expenses related to BlueStar for the year ended December 31, 2002 as compared to $11,510 for the year ended December 31, 2001. Sales, marketing, general and administrative expenses for the year ended December 31, 2002 include a reduction of amortization expense related to non-cash deferred stock-based compensation in the amount of $3,074. For the year ended December 31, 2002, the decrease in sales, marketing, general and administrative expenses was offset by an increase of approximately $10,616 in advertising expenses attributable to our radio, television and other various media marketing and advertising programs related to our "Popularizing Broadband" campaign, which we launched on September of 2002.

      We expect sales, marketing, general and administrative expense levels to remain relatively unchanged. We plan to incur additional advertising expenses to support sales of business-grade services and our anticipated deployment of VoIP services in the second half of 2004. We plan that these increased advertising expenses will be offset by other cost-saving measures.

Depreciation and Amortization

      Depreciation and amortization of property and equipment was $56,559, $112,438 and $137,920 for the years ended December 31, 2003, 2002 and 2001, respectively. The decrease in 2003 and 2002 was due principally to asset retirements and certain assets becoming fully depreciated during 2002 and 2003. As a result of increased capital expenditures in 2003 to support additional end users, and anticipated expenditures in 2004 to add capabilities to our network and expand coverage to an additional 200 central office locations, we expect depreciation and amortization to increase.

      Amortization of intangible assets was $17,325, $14,650 and $12,919 for the years ended December 31, 2003, 2002 and 2001, respectively. The increase in amortization of intangible assets in 2003 and 2002 resulted from the resumption of our network build for selected markets during 2003 and 2002, which increased collocation fee expenditures and related amortization expenses. We expect amortization of intangible assets to continue to increase as a result of adding 200 central offices to our network in 2004.

      Following the completion of our long-lived asset impairment analysis as of December 31, 2000, as discussed below, we also re-evaluated the remaining estimated useful lives of our long-lived assets, including intangibles. As a result, effective January 1, 2001, we reduced the remaining estimated useful lives of all long-lived assets, excluding buildings and leasehold improvements, that previously had estimated useful lives in excess of five years so that the residual balances and any subsequent additions are now depreciated or amortized over five years. This change in accounting estimate decreased our net income by $14,006, or $0.08 per share, in 2001.

      We do not allocate depreciation and amortization expense to our business segments.

Provision for Restructuring Expenses

      During the year ended December 31, 2003, we reduced our workforce by approximately 113 employees, which represented approximately 10.3% of our workforce. The reductions covered employees in the areas of sales and marketing, operations and corporate functions. In connection with the reductions, we recorded restructuring expenses, consisting primarily of employee severance benefits, of $1,235 during the year ended December 31, 2003. While we do not currently plan to make any additional material reductions in force, business conditions may require additional reductions in future periods.

      We recorded restructuring expenses aggregating $14,364 during the year ended December 31, 2001. These expenses consist principally of collocation and building lease termination costs that met the requirements for accrual in 2001. Of these expenses, $2,140 related to the BlueStar shutdown. We did not record any restructuring expenses during 2002. We continuously evaluate and consider whether additional restructuring is necessary, consequently, additional charges to operations related to any further restructuring activities may be incurred in future periods.

Provision for Long-Lived Asset Impairment

      During the year ended December 31, 2001, we recorded a charge in the amount of $11,988 for the impairment of certain long-lived assets. In the fourth quarter of 2001, we made a decision to sell our Manassas, Virginia facility, including land, a building and certain furniture and fixtures. In March 2002, we entered into a non-binding agreement with a third party to sell this property for less than its book value. The sale of our Manassas facility resulted in a write-down of this property in the amount of $9,999. We also recorded a write-down of goodwill in the amount of $1,989 during 2001 associated with our BlueStar subsidiary.

Litigation-related Expenses

      We recorded a credit to litigation-related expenses of $11,628 for the year ended December 31, 2002. The credit represents the non-cash valuation adjustment for the change in value of the 6,495,844 shares of common stock that will ultimately be distributed pursuant to the Memorandum of Understanding described in Note 10 to our consolidated financial statements and in "Part I.
Item 3 Legal Proceedings." We recorded litigation-related expenses of $31,160 for the year ended December 31, 2001, including a cash payment of $5,359 and a non-cash charge of $25,801 for the value of 9,328,334 shares of common stock that either were issued in 2001 or will ultimately be issued, as described above. We did not recognize similar charges or credits for the year ended December 31, 2003.

OTHER INCOME (EXPENSE)

Net Interest Expense

      Our net interest expense was $3,421, $459 and $68,189 for the years ended December 31, 2003, 2002 and 2001, respectively. Net interest expense during the years ended December 31, 2003 and 2002 consisted principally of interest expense on our long-term note payable to SBC, which is further described below, less interest income earned on our cash, cash equivalents and short-term investments balances. Net interest expense during the year ended December 31, 2001 consisted primarily of interest expense on notes that were extinguished upon our emergence from our voluntary bankruptcy proceeding and capital lease obligations, less interest income earned on our cash, cash equivalents and short-term investments balances on hand during the years. For the year ended December 31, 2001, our contractual interest obligation on our notes was $142,356. During the year ended December 31, 2001, we completed a reorganization under Chapter 11 of the United States Bankruptcy Code. Under our Plan, we were able to extinguish approximately $1,394,020 in aggregate face amount of outstanding notes, including accrued interest, in exchange for a combination of approximately $271,708 in cash and 35,292,800 common shares, or 15% of the reorganized company. As a result of the extinguishment, we did not recognize contractual interest expense of $49,574 for the year ended December 31, 2001 on these notes.

      As described above, upon our emergence from Chapter 11 bankruptcy on December 20, 2001 (see Note 3 to our consolidated financial statements -- Reorganization Under Bankruptcy Protection -- for additional information), we entered into a series of new agreements with SBC (see Note 11 to our consolidated financial statements -- Stockholders' Equity (Deficit) -- for additional information). One such agreement, the Credit Agreement, involves a term note that is collateralized by substantially all of our domestic assets. This note bears interest at 11%, which is payable quarterly beginning in December 2003. The entire unpaid principal balance is payable in December 2005. We have the right to prepay the principal amount of the note, in whole or in part, at any time without penalty.

      Our current net interest expense is limited to accrued interest on our 11% note payable to SBC offset by interest earned on cash balances. We may, however, seek additional debt financing if it is available on terms that we believe are favorable. If we seek additional debt financing our interest expense may increase.

Reorganization Items

      During the year ended December 31, 2001, we recognized expenses directly associated with our Chapter 11 bankruptcy proceeding in the amount of $62,620.

      These reorganization expenses consisted of non-cash adjustments to unamortized debt issuance costs and discounts and professional fees for legal and financial advisory services.

Investment Losses

      We recorded losses and write-downs on investments for the year ended December 31, 2003 in the amount of $1,026. This included impairment write-downs of equity investments of $747 and our equity in the losses of unconsolidated affiliates of $279. We recorded losses and write-downs on investments for the year ended December 31, 2002 in the amount of $1,847. This included a net realized loss on short-term investments of $17, an impairment write-down of an equity investment of $388, our equity in the losses of unconsolidated affiliates of $806 and a net realized loss on the sale of certain investments in unconsolidated affiliates of $636. We recorded losses and write-downs on investments for the year ended December 31, 2001 in the amount of $19,062. This included impairment write downs of equity investments of $10,069, our equity in the losses of unconsolidated affiliates of $13,769, the recognition of other than temporary losses on short-term investments of $1,311, a net realized gain on short-term investments of $5,909 and a net realized gain on the sale of an investment in an unconsolidated affiliate of $178.

Miscellaneous Income and Expenses

      We recorded miscellaneous income for the year ended December 31, 2003 in the amount of $6,715. Included in this amount are $5,606 of royalty payments received from a license agreement on our OSS software, $5,000 of which was received as a result of an amendment to the license agreement that resulted in the acceleration of a payment that was originally scheduled to be received in 2005. The remaining balance included in miscellaneous income is primarily comprised of trade purchase discounts. We recorded miscellaneous expenses for the years ended December 31, 2002 and 2001 in the amount of $1,530 and $2,218, respectively. These amounts are primarily comprised of losses on the disposition of certain of our fixed assets.

Gain on Extinguishment of Debt

      We recorded a gain on extinguishment of debt in the amount of $1,033,727 for the year ended December 31, 2001. See Note 3 to our consolidated financial statements -- Reorganization Under Bankruptcy Proceedings -- for additional information.

INCOME TAXES

      We made no provision for income taxes in any period presented in the accompanying consolidated financial statements because we incurred operating losses in each of these periods. In addition, we made no provision for income taxes on the gain resulting from the extinguishment of debt in 2001 due to the relevant tax regulations governing the treatment of debt extinguishment income in Chapter 11 bankruptcy proceedings. As of December 31, 2003, we had net operating loss carryforwards for federal tax purposes of approximately $761,000, which will begin to expire in 2022, if not utilized. As a result of the Company emerging from bankruptcy, the federal operating loss carryforwards have been reduced by approximately $995,000 in 2001. We also had aggregate net operating loss carryforwards for state income tax purposes of approximately $1,221,000, of which $14,856 will expire in 2004, $122,832 will expire in 2005, and $1,083,312 will expire through 2022, if not utilized. In addition, we had capital loss carryforwards for federal and state income tax purposes of approximately $42,000, which will begin to expire in 2006.

      The utilization of the Company's net operating loss may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and tax credits before utilization.

      Realization of our deferred tax assets relating to net operating loss carryforwards and other temporary differences is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, our net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased (decreased) by $39,071, $129,529 and $(145,941) during the years ended December 31, 2003, 2002 and 2001, respectively.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      The Company's 2003 and 2002 unaudited condensed consolidated quarterly financial information is as follows:

                                                     THREE MONTHS ENDED
                                -------------------------------------------------------------
                                  MARCH 31          JUNE 30       SEPTEMBER 30       DECEMBER 31
                                -------------    -------------    -------------     -------------
                                                                   (RESTATED)        (RESTATED)
                                                                  -------------     -------------
2003:
Revenues, net                   $      90,860    $      92,445    $   100,507       $   105,039
Network and product costs       $      68,877    $      68,632    $    77,215(1)    $    73,398(1)
Sales, marketing, general and
 administrative                 $      36,895    $      31,791    $    37,635(1)    $    33,760(1)
Loss from operations            $     (34,330)   $     (26,194)   $   (32,164)(1)   $   (21,882)(1)
Net loss                        $     (34,722)   $     (27,287)   $   (33,431)(1)   $   (16,862)(1)
Basic and diluted
 net loss per share             $       (0.16)   $       (0.12)   $     (0.15)(1)   $     (0.07)(1)
2002:
Revenues, net                   $     101,666    $      97,733    $    96,206       $    87,891
Network and product
costs                           $      90,194    $      76,262    $    69,546       $    62,334
Sales, marketing, general and
 administrative                 $      37,204    $      33,833    $    41,173       $    38,163
Loss from operations            $     (56,374)   $     (39,524)   $   (51,864)      $   (33,230)
Net loss                        $     (56,839)   $     (40,793)   $   (51,707)      $   (35,489)
Basic and diluted
 net loss per share             $       (0.26)   $       (0.19)   $     (0.23)      $     (0.16)

------------

(1) During the review process for our condensed consolidated financial statements as of March 31, 2004 and for the three months then ended, we determined that certain stock options granted pursuant to the 2003 Employee Stock Purchase Plan were subject to variable accounting and that our unaudited condensed consolidated financial statements for the quarters ended September 30, 2003 and December 31, 2003, as well as the audited financial statements for the year ended December 31, 2003, need to be restated to account for this compensation. The restatement involves non-cash charges, which reflect the stock-based compensation expense for those options granted in 2003 that are subject to variable accounting. See
      Note 1 of Notes to Consolidated Financial Statements for further discussion of stock-based compensation. The effect of the restatement (a) increases our net loss for the third quarter of 2003 by $8,288 from $25,143 to $33,431, which increases our third quarter 2003 loss per basic and diluted share by $0.04, and (b) increases our net loss for the fourth quarter of 2003 by $4,083, from $12,779 to $16,862, which increases our fourth quarter 2003 loss per basic and diluted share by $0.01. For the year ended December 31, 2003, the restatement increases our net loss by $12,371, from $99,931 to $112,302, which increases our 2003 net loss per basic and diluted share by $0.06, from $0.44 to $0.50.

      During the year ended December 31, 2003, a matter was identified related to prior financial reporting periods that necessitated the recording of additional expense. Such matter was related to the modification of stock options granted to certain employees in prior years. These modifications occurred upon the separation of such employees from our Company, principally during 2000. Accordingly, for the year ended December 31, 2003, we recorded additional stock-based compensation expense in the amount of $1,236 ($0.01 per share). Such amount is reflected in our sales, marketing, general and administrative expenses for the year ended December 31, 2003. We do not believe this amount is material to the periods in which it should have been recorded, nor do we believe it is material to our consolidated operating results for the year ended December 31, 2003. This adjustment is principally related to 2000, the impact of which would have been to increase sales, marketing, general and administrative expenses and net loss by $1,236 ($0.01 per share) for such year. As explained below, certain other adjustments were recorded during 2002 that related to prior periods. $1,139 of such amounts pertained to 2000, the effect of which would have been to decrease our 2000 net loss by $0.01 per share. The aggregate effect of the adjustments recorded during the years ended December 31, 2003 and 2002 to the previously reported results of operations for the year ended December 31, 2000 would be to increase net loss by $97, or $0.00 per share, for such year if these adjustments had been recorded in 2000.

      As part of the continuing evaluation of our network assets during the third and fourth quarters of 2002, certain matters were identified related to prior financial reporting periods that necessitated the recording of adjustments to certain expenses. Such matters were related principally to (i) changes in our network configuration, which necessitated reductions of the remaining estimated useful lives of certain network equipment, (ii) the capitalization of certain network and product costs that should have been charged to operating expenses when they were incurred and (iii) various restructuring activities that resulted in the abandonment of certain network equipment and leasehold improvements. Accordingly, for the three months ended September 30, 2002, we recorded additional (i) depreciation expense of $9,584 and (ii) network and product costs of $1,215. During the three months ended December 31, 2002, we reduced depreciation expense by $1,306 and recorded additional (i) network and product costs of $1,930, (ii) loss on the disposition of property and equipment of $863 and (iii) interest expense of $75 as a result of this continuing evaluation. In addition, as part of our financial statement close process for the fourth quarter of 2002, we discovered that we had overstated our non-cash amortization expense relating to deferred stock-based compensation in prior periods by $3,745. Therefore, we recorded reductions of (i) network and product costs of $671 and (ii) sales, marketing, general and administrative expense of $3,074 during the three months ended December 31, 2002. Furthermore, as part of the review of our December 31, 2002 tax accruals, we determined that we had overstated our transaction-based tax and other tax accruals in prior periods by $5,291, which we adjusted during the three months ended December 31, 2002 through a reduction of network and product costs of $5,122 and a reduction of sales, marketing, general and administrative expenses of $169. The adjustment was primarily driven by various complex rules surrounding our estimated liability to the Federal Universal Service Fund. We do not believe any of the aforementioned amounts are material to the periods in which they should have been recorded, nor do we believe the prospective correction of such amounts during the year ended December 31, 2002 is material to our consolidated operating results for such year. The impact on prior financial reporting periods in 2003 and 2002 would have been as follows if the amounts described above had been recorded in the proper financial reporting periods:

                                          THREE MONTHS ENDED                    YEAR ENDED
                          --------------------------------------------------   ------------
                          MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,  DECEMBER 31,
                            2003        2003         2003           2003           2003
                          ---------   --------   -------------   -----------   ------------
                                                  (RESTATED)     (RESTATED)     (RESTATED)
                                                 -------------   -----------   ------------
 Net loss, as reported    $ (34,722)  $(27,287)  $  (33,431)(1)  $(16,862)(1)  $(112,302)(1)
Effect of prospectively
  correcting certain
      differences
   relating to prior
   periods, which is
    included in net
   loss, as reported             --      1,236              --            --          1,236
                          ---------   --------   -------------   -----------   ------------
   Net loss, net of
       effect of
     prospectively
  correcting certain
      differences
   relating to prior
        periods             (34,722)   (26,051)     (33,431)(1)   (16,862)(1)   (111,066)(1)
                          =========   ========   =============   ===========   ============
  Net loss per share,
      as reported             (0.16)     (0.12)       (0.15)(1)     (0.07)(1)      (0.50)(1)
       Effect of
     prospectively
  correcting certain
      differences
   relating to prior
   periods, which is
    included in net

  loss per share, as
       reported                  --       0.01              --            --         0.01(1)
                          ---------   --------   -------------   -----------   ------------
  Net loss per share,
   net of effect of
     prospectively
  correcting certain
      differences
   relating to prior
        periods               (0.16)     (0.11)       (0.15)(1)     (0.07)(1)      (0.49)(1)
                          =========   ========   =============   ===========   ============

------------

(1) During the review process for our condensed consolidated financial statements as of March 31, 2004 and for the three months then ended, we determined that certain stock options granted pursuant to the 2003 Employee Stock Purchase Plan were subject to variable accounting and that our unaudited condensed consolidated financial statements for the quarters ended September 30, 2003 and December 31, 2003, as well as the audited financial statements for the year ended December 31, 2003, need to be restated to account for this compensation. The restatement involves non-cash charges, which reflect the stock-based compensation expense for those options granted in 2003 that are subject to variable accounting. See
      Note 1 of Notes to Consolidated Financial Statements for further discussion of stock-based compensation. The effect of the restatement (a) increases our net loss for the third quarter of 2003 by $8,288 from $25,143 to $33,431, which increases our third quarter 2003 loss per basic and diluted share by $0.04, and (b) increases our net loss for the fourth quarter of 2003 by $4,083, from $12,779 to $16,862, which increases our fourth quarter 2003 loss per basic and diluted share by $0.01. For the year ended December 31, 2003, the restatement increases our net loss by $12,371, from $99,931 to $112,302, which increases our 2003 net loss per basic and diluted share by $0.06, from $0.44 to $0.50.

                                          THREE MONTHS ENDED                    YEAR ENDED
                          --------------------------------------------------   ------------
                          MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,  DECEMBER 31,
                            2002        2002         2002           2002           2002
                          ---------   --------   -------------   -----------   ------------
 Net loss, as reported    $ (56,839)  $(40,793)  $     (51,707)  $   (35,489)  $   (184,828)
       Effect of
     prospectively
  correcting certain
      differences
   relating to prior
  periods, which is
   included in net
  loss, as reported              --         --          10,799        (7,474)         3,325
Effect of unadjusted
     differences             (1,186)    (1,231)          1,386            --         (1,031)
                          ---------   --------   -------------   -----------   ------------
     Net loss, had
     unadjusted
  differences been
  recorded, net of
      effect of
    prospectively
  correcting certain
     differences
  relating to prior
       periods              (58,025)   (42,024)        (39,522)      (42,963)      (182,534)
                          =========   ========   =============   ===========   ============
 Net loss per share,
     as reported
      Effect of               (0.26)     (0.19)          (0.23)        (0.16)         (0.84)
    prospectively
 correcting certain
     differences
  relating to prior
  periods, which is
   included in net
 loss per share, as
      reported                   --         --            0.04         (0.03)          0.01
Effect of unadjusted
     differences              (0.01)     (0.01)           0.01            --          (0.01)
                          ---------   --------   -------------   -----------   ------------
 Net loss per share,
   had unadjusted
  differences been
  recorded, net of

      effect of
    prospectively
 correcting certain
     differences
  relating to prior
       periods                (0.27)     (0.20)          (0.18)        (0.19)         (0.84)
                          =========   ========   =============   ===========   ============

RELATED PARTY TRANSACTIONS

      Our former vice-chairman and former interim chief executive officer, Frank Marshall, who was also a member of our board of directors from October 1997 to December 2002, was a minority stockholder and former member of the board of directors of one of our former ISP customers, InternetConnect, which filed for bankruptcy protection in 2001. On January 3, 2002, we purchased substantially all of the assets of InternetConnect in an auction supervised by the United States Bankruptcy Court for the Central District of California for $5,470 in cash, and we may be required to pay additional cash of up to $1,880 for the assets of InternetConnect, depending upon the outcome of a previous post-petition bankruptcy claim filed by us against InternetConnect. That claim is still unresolved. We did not assume any liabilities or obligations of InternetConnect or hire any of InternetConnect's employees.

      We acquired an equity interest in a supplier during 1999 and disposed of this interest in 2001. Purchases from this supplier totaled $8,346, $5,774 and $13,928 for the years ended December 31, 2003, 2002 and 2001, respectively. We also purchased certain products from a company in which Mr. Marshall serves as a director.

      Purchases from this vendor totaled $269, $258 and $140 during the years ended December 31, 2003, 2002 and 2001, respectively.

      A member of our Board of Directors, Richard Jalkut, is the President and CEO of TelePacific, one of our resellers. We recognized revenues from TelePacific of $611, $1,311 and $1,822 for the years ended December 31, 2003, 2002 and 2001, respectively.

      L. Dale Crandall, one of our directors, is also a director of BEA Systems, one of our vendors. We paid $2,232, $121 and $214 to BEA Systems during the years ended December 31, 2003, 2002 and 2001, respectively.

      We believe the terms of these transactions are comparable to transactions that would likely be negotiated with clearly independent parties.

LIQUIDITY AND CAPITAL RESOURCES

      Our operations have required substantial capital investment for the procurement, design and construction of our central office collocation facilities, the design, creation, implementation and maintenance of our internal support system infrastructure, the purchase of telecommunications equipment and the design, development and maintenance of our networks. Capital expenditures were $59,031 for the year ended December 31, 2003. This included $3,750 of expenditures in connection with our acquisition of a customer list from Qwest.

      We expect to incur $7,833 in capital expenditures for the purchase of additional equipment for the 200 central offices we plan to add to our network in 2004. Even with these expenditures, we do not anticipate a significant change in our capital expenditures for 2004. However, if we do not add end-users to our network at the rate that we anticipate capital expenditures will be lower in comparison to 2003. If we add more end-users than we anticipate, our capital expenditures related to the new end-users will increase in comparison with 2004.

      From our inception through December 31, 2003, we have financed our operations primarily through private placements of $220,600 of equity securities, $1,282,000 in net proceeds raised from the issuance of notes, including our agreement with SBC for a $50,000 note payable, a $75,000 collateralized deposit from

SBC and $719,000 in net proceeds raised from public equity offerings. As of December 31, 2003, we had an accumulated deficit of $1,641,638, and unrestricted cash, cash equivalents, and short-term investments of $114,345. In addition, we had a stockholders' deficit as of December 31, 2003 of $5,553 and current liabilities of $114,317.

      Net cash used in our operating activities was $45,553 for the year ended December 31, 2003, in comparison with $76,042 in net cash used in our operating activities for the year ended December 31, 2002. The net cash used in our operating activities during 2003 was primarily due to the net loss of $112,302, a decrease in collateralized customer deposits of $7,933, and a decrease in unearned revenues of $12,089, offset by depreciation and amortization charges of $73,884, stock-based compensation and other non-cash charges aggregating $15,595, a decrease in deferred costs of service activation of $8,800, an increase in accounts payable of $2,067, and miscellaneous income from the recovery of certain internal-use licensed software costs of $5,606.

      Net cash provided by our investing activities was $8,508 for the year ended December 31, 2003. The net cash provided by our investing activities during this period was primarily due to purchases of short-term investments of $131,903 and capital expenditures of $59,031, offset by maturities of short-term investments of $191,894 and the recovery of internal-use software costs of $7,345.

      Net cash provided by our financing activities was $8,005 for the year ended December 31, 2003. The net cash provided by our financing activities during this period resulted from purchases of our common stock by our employees under our stock purchase plan and stock option plan totaling $8,170, offset by principal payments under capital lease obligations of $165.

      As of December 31, 2003, we had $65,376 in unrestricted cash and cash equivalents and $48,969 in unrestricted short-term investments. We expect to experience negative cash flow from operating and investing activities into 2004 until we add enough end-users to our network to cover the fixed cost of maintaining our network and pay for our sales, marketing, general and administrative expenses. Our future cash requirements for developing, deploying and enhancing our network and operating our business, as well as our revenues, will depend on a number of factors including:

      - the effect of the FCC's Triennial Review order, our continuing ability to access line-shared telephone wires and other traditional telephone company facilities at reasonable prices;

      - the deployment of local voice services by providers other than the traditional telephone companies and our ability to bundle our data services with the voice services of these alternative providers;

      - the rate at which wholesalers and end-users purchase and pay for our services and the pricing of such services;

      -     the financial condition of our customers;

      - the level of marketing required to acquire and retain customers and to continue to maintain competitive position in the marketplace;

      - the rate at which we invest in engineering, development and intellectual property with respect to existing and future technology;

      - the operational costs that we incur to install, maintain and repair end-user lines and our network as a whole;

      -     pending and any future litigation;

      -     network development schedules and associated costs; and

      - the number of regions entered, the timing of entry and services offered.

      In addition, we may wish to selectively pursue possible acquisitions of, or investments in businesses, technologies or products complementary to ours in order to expand our geographic presence, broaden our product and service offerings and achieve operating efficiencies. We may not have sufficient liquidity, or we may be unable to obtain additional financing on favorable terms or at all, in order to finance such an acquisition or investment.

      Our contractual debt, lease and purchase obligations as of December 31, 2003 for the next five years, and thereafter, were as follows:

                         2004      2005-2006   2007-2008   THEREAFTER    TOTAL
                       ---------   ---------   ---------   ----------   --------
Note payable to SBC    $      --   $  50,000   $      --   $       --   $ 50,000
Office leases              4,696       6,087       3,355          269     14,407
Other operating
 leases                      303         209          --           --        512
Purchase obligations      20,665       4,475          --           --     25,140
                       ---------   ---------   ---------   ----------   --------
                       $  25,664   $  60,771   $   3,355   $      269   $ 90,059
                       =========   =========   =========   ==========   ========

      We lease certain vehicles, equipment and office facilities under various noncancelable operating leases that expire at various dates through 2009. The facility leases generally require us to pay operating costs, including property taxes, insurance and maintenance, and contain scheduled rent increases and certain other rent escalation clauses. Rent expense is reflected in our consolidated financial statements on a straight-line basis over the terms of the respective leases.

      In 2002, we entered into a three-year, non-exclusive agreement with MCI, for the right to provide certain network services to us. We have a monthly minimum usage requirement which began in June 2002. The agreement expires in May 2005 has a minimum remaining aggregate purchase obligation of $11,390 as of December 31, 2003. Similarly, in 2002 and we entered into a three-year, non-exclusive agreement with AT&T for the right to provide certain data services to us. We have an annual minimum usage requirement which began in January 2002. The agreement expires in December 2004 and we have a minimum remaining aggregate purchase obligation of approximately $11,500 as of December 31, 2003. In addition, in 2002, we entered into a four-year, non-exclusive agreement with AT&T for the right to provide long distance services to us. We have an annual minimum usage requirement which began in April 2002. The agreement expires in March 2006 and has a minimum remaining aggregate usage commitment of approximately $2,250 as of December 31, 2003.

      We have in the past described our expectation of attaining cash flow sufficiency in mid-2004. Nonetheless, adverse business, legal, regulatory or legislative developments, such as the inability to continue line-sharing, may require us to raise additional financing, raise our prices or substantially decrease our cost structure. We also recognize that we may not be able to raise additional capital. If we are unable to acquire additional capital on favorable terms if needed, or are required to raise it on terms that are less satisfactory than we desire, our financial condition will be adversely affected.

      Our 2004 business plan includes certain discretionary spending that is based on several assumptions, including growth of our subscriber base with a reasonable per subscriber profit margin and improvements in productivity. If necessarily, we will curtail this discretionary spending so that we can continue as a going concern at least through December 31, 2004 using only our unrestricted cash, cash equivalent and short term investment balances in existence as of December 31, 2003.

FORWARD-LOOKING STATEMENTS

      We include certain estimates, projections, and other forward-looking statements in our reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in forward-looking statements. The statements contained in this Report on Form 8-K that are not historical facts are "forward-looking statements" (as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates,"

"expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Examples of such forward-looking statements include but are not limited to:

      - the impact of the FCC's decision in the Triennial Review and our ability to obtain access to line-sharing at rates that allow us to sell consumer-grade services to new customers;

      - expectations regarding the continuing deployment of local voice services by providers other than the traditional telephone companies and our ability to bundle our data services with the voice services of these alternative providers;

      -     expectations regarding our ability to become cash-flow positive;

      - expectations regarding the extent to which customers purchase our services;

      - expectations regarding our relationships with our strategic partners and other potential third parties;

      -     expectations as to pricing for our services in the future;

      -     expectations regarding our margins on our service offerings;

      -     the possibility that we will increase our revenues;

      - plans to make strategic investments and acquisitions and the effect of such investments and acquisitions;

      - estimates and expectations of future operating results, including expectations regarding when we anticipate operating on a cash flow positive basis, the adequacy of our cash reserves, our monthly cash burn rate and the number of installed lines;

      - plans to develop and commercialize value-added services, like Voice over Internet Protocol;

      -     our anticipated capital expenditures;

      - plans to enter into business arrangements with broadband-related service providers;

      -     the effect of regulatory changes;

      -     the effect of litigation currently pending; and

      - other statements contained in this Report on Form 10-K regarding matters that are not historical facts.

      These statements are only estimates or predictions and cannot be relied upon. We can give you no assurance that future results will be achieved. Actual events or results may differ materially as a result of risks facing us or actual results differing from the assumptions underlying such statements. Such risks and assumptions that could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements include our ability to:

      - adapt our business plan in response to further developments resulting from the FCC's Triennial Review order;

      -     collect receivables from customers;

      - retain end-users that are served by customers facing financial difficulties;

      -     successfully market our services to customers;

      -     generate customer demand for our services;

      -     successfully defend our company against litigation;

      - successfully reduce our operating costs and overhead while continuing to provide good customer service;

      - successfully continue to increase the number of business-grade lines;

      -     achieve favorable pricing for our services;

      -     respond to increasing competition;

      -     manage growth of our operations; and

      - access regions and negotiate suitable interconnection agreements with the traditional telephone companies in the areas where we provide service, all in a timely manner, at reasonable costs and on satisfactory terms that provide us with access to line-sharing and remote terminals.

      All written and oral forward-looking statements made in connection with this Report on Form 8-K which are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the "Part I. Item 1. Business -- Risk Factors" and other cautionary statements included in our Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2004. We disclaim any obligation to update information contained in any forward-looking statement.